PRESS RELEASE	Exhibit 99.1

By:	Expeditors International of Washington, Inc. 1015 Third Avenue, Suite 1200 Seattle, Washington 98104

CONTACT:	R. Jordan Gates
Chief Financial Officer
	(206) 674-3427	FOR IMMEDIATE RELEASE

EXPEDITORS’ ALGER ANNOUNCES RETIREMENT PLANS

SEATTLE, WASHINGTON — February 13, 2007 — Glenn M. Alger, President and Chief Operating Officer of Expeditors International of Washington, Inc. (NASDAQ: EXPD), a global logistics company, today announced at the Company’s Americas Meeting, that on the 12th of February,  2007, he informed the Company’s Board of Directors of his intent to retire during 2007.  No date has been set and no other personnel or organizational changes have been determined.

“During the twenty-five years since Peter (current Chairman and CEO Peter J. Rose) and I opened Expeditors’ San Francisco office, I’ve taken great pride in being part of a management team that has consistently strived to see Expeditors grow from a fledgling company of 20 people in six offices, to a genuine force in the global logistics industry, with over 11,000 employees in 168 offices around the world.”  Alger also said, “Expeditors’ success has afforded me the opportunity to pursue some life-goals in other areas while I’m still young enough to make a difference.  I’m very grateful to Peter, my family and my friends whose support has meant so much to me over the years.  My feelings of pride and accomplishment at Expeditors would not have allowed me to take this step at this time if I were not confident in the abilities of those who remain to take Expeditors to the next level.  I’ve told Peter and the Board that I’m committed to make the manner of my departure as meaningful as was my tenure.”

“This is more than a professional change for Expeditors and for me personally.” said Peter J. Rose,.  “My personal association with Glenn goes back nearly 34 years.  Even when he was a 16-year old working part-time after school, I could tell that Glenn was destined for greater things—and indeed he was.  Since Expeditors was founded, Glenn’s dedication has played an integral part in our success.  In Glenn’s typical analytical fashion, he has already informed us that an important part of his calculus in reaching this decision was a candid assessment of what this would mean to Expeditors—to me personally, to his friends and family, to our employees and to our customers.  Glenn reinforced the wisdom of our move several years ago to appoint regional Presidents in Asia, the Americas and EMAIR.  This decision to move management closer to the customers showed great foresight and customer service and field operations will not be affected.  Glenn also feels that the product and service leaders he’s hired, trained and mentored over the years are prepared to carry on the same high standards that he has been so instrumental in establishing.  Paradoxically, there is no one better qualified, nor is there anyone whose opinion I’d value more, to make the assessment of whether we’re ready to go on with without Glenn, than Glenn. He thinks, and I agree, that Expeditors is bigger than any one person and that we’ll be just fine.  Although it will be said many times privately in the ensuing months, I would like to thank Glenn publicly and personally and let him know how much we appreciate him and how much he’ll be missed.  Good luck, Glenn.” Rose concluded.

Expeditors is a global logistics company headquartered in Seattle, Washington.  The company employs trained professionals in 168 full-service offices, 60 satellite locations and 5 international service centers located on six continents linked into a seamless worldwide network through an integrated information management system.  Services include air and ocean freight forwarding, vendor consolidation, customs clearance, marine insurance, distribution and other value added international logistics services.

Forward-Looking Statements

This document contains a forward-looking statement which is based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in the forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, or the unpredictable acts of competitors.